Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE October 29, 2008	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports Record Third Quarter 2008 Results and Backlog

HOUSTON, TX – (October 29, 2008) Cal Dive International, Inc. (NYSE:DVR) reported third quarter 2008 net income of $45.9 million, or $.44 per diluted share compared to $37.5 million and $.45 per diluted share for the same period of 2007.  The increase in net income is primarily due to the profits generated by the Horizon Offshore assets acquired in late 2007.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “Our financial results for the third quarter reflect the strong demand for our integrated services as customers sought to execute their scheduled projects during the third quarter.  This quarter was also very challenging due to the impact of hurricanes Gustav and Ike during the month of September.  I am very proud of the way our employees responded to the needs of our customers while dealing with the impact on their own personal lives.  Our customers continue to prioritize their construction and repair projects and we are well positioned to assist them as we head into the fourth quarter and 2009.

Strong demand for our services including our customers’ requirements for salvage and repair work following the hurricanes led to the increase in our backlog to approximately $506 million as of September 30, 2008.  This represents the largest backlog in the history of our company and includes a one year extension to the contract for the Uncle John working offshore in the Gulf of Mexico.”

Financial Highlights

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Revenues:  Third quarter 2008 revenues increased by $101.8 million to $278.7 million as compared to the third quarter of 2007, primarily due to revenue contributions from the Horizon assets acquired in late 2007.  This increase was partially offset by weather downtime due to hurricanes Gustav and Ike.

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Gross Profit: Third quarter 2008 gross profit increased by $22.6 million to $92.5 million as compared to the third quarter 2007, primarily due to the acquisition of Horizon.  The increase was partially offset by increased depreciation and amortization expense as well as the impact of the hurricanes during the third quarter of 2008 referred to above.

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SG&A: Third quarter 2008 SG&A increased by $6.7 million over the third quarter 2007, primarily due to the acquisition of Horizon (including approximately $.9 million of non-cash amortization of related intangible assets), increased employee benefit costs and increased information technology costs.

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Net Interest Expense: Third quarter 2008 net interest expense increased by $3.1 million over the third quarter of 2007, due to the term loan borrowings incurred in late 2007 in connection with the acquisition of Horizon.

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Income Tax Expense: The effective tax rate for the third quarter 2008 was 32.0% compared to 31.6% for the same period in 2007.

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Balance Sheet:  Total debt was $335.0 million and cash and cash equivalents were $22.9 million for a net debt position of $312.1 million as of September 30, 2008.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on October 30, 2008.  The teleconference dial-in numbers are: 800-901-5226 (domestic), 617-786-4513 (international), passcode 35682931.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net Revenues	$278,709	$176,928	$595,250	$461,412
Cost of Sales	186,166	106,989	430,761	287,956
Gross Profit	92,543	69,939	164,489	173,456
Gain on Sale of Assets	(23)	158	186	1,852
Selling and Administrative	19,801	13,104	54,910	33,870
Income from Operations	72,719	56,993	109,765	141,438
Equity in earnings of Investments	-	-	-	(10,841)
Net Interest Income (Expense)	(5,156)	(2,082)	(16,887)	(7,040)
Income Before Income Taxes	67,563	54,911	92,878	123,557
Provision for Income Taxes	21,630	17,369	29,475	44,387
Net Income	$45,933	$37,542	$63,403	$79,170

Other Financial Data:
Income from Operations	72,719	56,993	109,765	141,438
Equity in earnings of Investments	-	-	-	(10,841)
Depreciation and Amortization	17,858	10,628	52,160	28,702
EBITDA	92,032	68,519	166,324	172,641

Weighted Avg. Shares Outstanding
Basic	104,521	83,680	104,409	83,680
Diluted	104,817	83,850	104,767	83,790
Earnings Per Share:
Basic	$0.44	$0.45	$0.61	$0.95
Diluted	$0.44	$0.45	$0.61	$0.94

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	September 30, 2008	December 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$22,921	$61,287
Accounts receivable	282,955	259,271
Income tax receivable	-	11,142
Deferred income taxes	7,441	8,246
Other current assets	22,381	19,744
Total Current Assets	335,698	359,690

Net property & equipment	594,430	562,318
Goodwill	284,144	284,141
Deferred drydock expense	28,682	27,075
Other assets, net	15,420	40,826
Total Assets	$1,258,374	$1,274,050

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$84,413	$107,117
Billings in excess of Costs	2,009	15,121
Current maturities of long-term debt	80,000	60,000
Net payable to Helix	-	8,403
Income tax payable	9,274	-
Accrued liabilities	54,545	63,687
Total Current Liabilities	230,241	254,328

Long-term debt	255,000	315,000
Long-term payable to Helix	3,102	5,756
Deferred income taxes	108,481	109,028
Other long term liabilities	1,343	2,031
Stockholders' equity	660,207	587,907
Total Liabilities & Equity	$1,258,374	$1,274,050

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended September 30, 2008 and 2007

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
	(unaudited)		(unaudited)
EBITDA	$92,032	$68,519	$166,324	$172,641
Less: Depreciation & Amortization	17,858	10,628	52,160	28,702
Less: Non-Cash Stock Compensation Expense	1,455	898	4,399	2,501
Less: Interest Expense	5,156	2,082	16,887	7,040
Less: Non-Cash Equity Loss (Earnings)	-	-	-	10,841
Less: Provision for Income Taxes	21,630	17,369	29,475	44,387
Net Income	$45,933	$37,542	$63,403	$79,170

	As of 9/30/08
Total Debt	$335,000
Less: Cash	(22,921)
Net Debt	$312,079